                                                                   EXHIBIT 11.01
                        CSG SYSTEMS INTERNATIONAL, INC.
             STATEMENT OF NET LOSS PER COMMON AND EQUIVALENT SHARE

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
For the year ended December 31, 1996:

   Weighted average common shares outstanding.............   24,988,244
                                                             ----------

   Shares used in computation.............................   24,988,244
                                                             ==========

   Loss before extraordinary item.........................  $(2,476,000)
   Extraordinary loss from early extinguishment of debt...   (1,260,000)
                                                            -----------

   Net loss...............................................  $(3,736,000)
                                                            ===========

   Net loss per common and equivalent share:
             Loss before extraordinary item...............  $     (0.10)
             Extraordinary loss from early extinguishment
               of debt....................................        (0.05)
                                                            -----------

             Net loss per common and equivalent share.....  $     (0.15)
                                                            ===========
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For the year ended December 31, 1995 and the period from inception (October 17,
1994) through December 31, 1994:

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
                                                         1995          1994
                                                         ----          ----
Weighted average common shares outstanding........     4,243,000     4,243,000
Common equivalent shares from stock options
   granted during the twelve-month period prior
   to the Company's initial public offering.......       251,750       251,750
Common equivalent shares attributable to:
       Redeemable Convertible Series A
         Preferred Stock..........................    17,999,998    17,999,998
                                                      ----------    ----------

Shares used in computation........................    22,494,748    22,494,748
                                                      ==========    ==========

Loss before discontinued operations...............  $(15,427,000) $(40,464,000)
Loss from discontinued operations.................   ( 3,753,000)  (   239,000)
                                                    ------------  ------------

Net loss..........................................  $(19,180,000) $(40,703,000)
                                                    ============  ============

Net loss per common and equivalent share:
       Loss before discontinued operations........  $      (0.69) $      (1.80)
       Loss from discontinued operations..........         (0.17)        (0.01)
                                                    ------------  ------------

       Net loss per common and equivalent share...  $      (0.86) $      (1.81)
                                                    ============  ============
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